                                                                      EXHIBIT 11

                   NATIONAL INTERGROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              For the Three Months Ended
                                                                                       June 30,
                                                                            ------------------------------
                                                                             1994                   1993
                                                                            -------               --------
 Primary
 -------
   Earnings
     Income from operations                                                 $ 5,228               $  5,257
     Deduct dividends on preferred shares                                     4,701                  1,265
                                                                            -------               --------
     Net income applicable to common stockholders                           $   527               $  3,992
                                                                            =======               ========
   Shares
     Weighted average number of common shares
       outstanding                                                           12,997                 19,697
                                                                            =======               ========
     Net income                                                             $  0.04               $   0.20
                                                                            =======               ========

 Assuming Full Dilution
 ----------------------
   Earnings
     Income from operations                                                 $ 5,228               $  5,257
     Dividends on non-convertible preferred                                   3,546                      -
     Dividends on convertible preferred shares (conversion of
       preferred shares would be anti-dilutive)                               1,155                  1,265
                                                                            -------               --------
     Net income applicable to common stockholders                           $   527               $  3,992
                                                                            =======               ========
   Shares
     Weighted average number of common shares outstanding                    12,997                 19,697
     Conversion of preferred stock (anti-dilutive)                                -                      -
     Additional dilutive effect of outstanding options (as
       determined by the treasury stock method)                                   8                      -
     Assuming conversion of National Steel Corporation
       4 5/8% convertible debentures                                             39                     68
                                                                            -------               --------
     Weighted average number of common shares
       outstanding as adjusted                                               13,044                 19,765
                                                                            =======               ========
     Net income**                                                           $  0.04               $   0.20
                                                                            =======               ========




** This calculation is submitted in accordance with Regulation S-K Item
   601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.